Exhibit 5.1

ROPES & GRAY LLP 1211 Avenue of the Americas New York, New York 10036-8704 WWW.ROPESGRAY.COM

October 30, 2013

Norcraft Companies, Inc.

3020 Denmark Avenue, Suite 100

Eagan, Minnesota 55121

Re: Norcraft Companies, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (Registration No. 333-191607) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,882,353 shares of common stock, $0.01 par value per share (the “Common Stock”), of Norcraft Companies, Inc., a Delaware corporation (the “Company”), including 882,353 shares of Common Stock that may be purchased at the option of Citigroup Global Markets Inc., UBS Securities LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC. All 5,882,353 shares of Common Stock to be registered pursuant to the Registration Statement are being offered by the Company (the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, Norcraft Companies, L.P. and Norcraft Holdings, L.P. and Citigroup Global Markets Inc., UBS Securities LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP